Exhibit 4.2
RELIANCE STEEL & ALUMINUM CO.
FORM OF [INCENTIVE/NON-QUALIFIED] STOCK OPTION AGREEMENT
     THIS [INCENTIVE/NON-QUALIFIED] STOCK OPTION AGREEMENT (“Agreement”) is entered into as of the ___day of                                         , ___, by and between RELIANCE STEEL & ALUMINUM CO., a California corporation (the “Company”), and                                          (“Optionee”).
RECITALS
     A. The Company has determined to grant Optionee the right to purchase certain stock of the Company under the Company’s Amended and Restated Stock Option and Restricted Stock Plan (the “Plan”), pursuant to the terms and conditions of this Agreement; and
     B. One of such terms and conditions is that the right of Optionee to purchase such stock of the Company shall vest over a period of time, based on his or her employment with the Company.
     NOW, THEREFORE, in consideration of the mutual undertakings and covenants set forth herein, and pursuant to authorization by the Board of Directors of the Company (“Board”), the Company and Optionee agree as follows:
     1. Option, Number of Shares; Price. The Company grants to Optionee the right (“Option”) to purchase all or any portion of                                          (___) shares of the Common Stock of the Company (“Shares”) at a purchase price of                      Dollars ($___) per share (the “Option Price”). This Option is subject to the terms and conditions stated in this Agreement. It is intended that this Option will [not] qualify for treatment as an incentive stock option under Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”). This Option is subject to all terms and conditions set forth in the Plan, a copy of which has been provided to Optionee concurrently herewith.
     2. Term of Agreement. This Agreement shall expire on that date which is ten years from the date of this Agreement (the “Termination Date”).
     3. Exercise of Option. This Option may be exercised by Optionee (or, after his or her death, by the person designated in Section 9c of the Plan) only in accordance with the following provisions:
          (a) This Option may be exercised by Optionee upon delivery of the following to the Company at its principal offices:
               (i) a written notice of exercise which identifies this Agreement and states the number (which may not be less than 100) of Shares then being purchased;

               (ii) a check or cash in the amount of the Option Price times the number of Shares then being purchased (or payment of the purchase price in such other form of lawful consideration as the Plan may allow or the Board may approve);
               (iii) a letter or agreement, if requested by the Company, in such form and substance as the Company may require, setting forth the investment intent of Optionee and such other agreements and representations as may be necessary to enable the Company to issue shares on exercise of the Option in a transaction which is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and registration or qualification under applicable state securities laws; and
               (iv) a check or cash, if requested by the Company either before or after the Company’s receipt of the notice of exercise, in the amount of any taxes (other than stock issue or transfer taxes) which the Company is obligated to collect or withhold by reason of the exercise of this Option.
          (b) This Option shall not be exercisable for a period of one year from the date hereof. This Option shall become exercisable in the following installments: as to one-fourth (1/4) of the Shares in the second year; as to one-half (1/2) of the Shares in the third year, less the number of shares previously acquired hereunder; as to three-fourths (3/4) of the Shares in the fourth year, less the number of shares previously acquired hereunder; and as to all of the Shares for the remainder of the term, less the number of shares previously acquired hereunder.
          (c) Notwithstanding any contrary provisions of this Agreement, in the event that Optionee ceases to be an employee of the Company for any reason, this Option shall immediately terminate with respect to that portion of this Option which is not exercisable at the date of termination of such employment. With respect to that portion of this Option which is exercisable on the date of termination, Optionee shall have ninety (90) days from the date of termination in which to exercise this Option; provided that, if employment is terminated by death or disability, Optionee may exercise this Option with respect to such shares at any time within one (1) year following the cessation of employment. If the death of Optionee occurs within three (3) months following the cessation of employment, this Option may be exercised with respect to that portion which is exercisable for a period of one (1) year following the cessation of employment. In no event may any portion of this Option be exercised after the Termination Date, notwithstanding the foregoing.
     4. No Rights as Shareholder. Optionee shall have no rights as a shareholder of any Shares covered by this Option until the date that Optionee exercises this Option and purchases all or a portion of the Shares (the “Exercise Date”), and then shall be a shareholder only with respect to those Shares acquired upon exercise.
     5. Representations and Warranties of Optionee.
          (a) Optionee represents and warrants that this Option and the Shares issuable on exercise thereof are being acquired by Optionee in good faith for Optionee’s own personal account, for investment purposes only, and not with a view to the distribution, resale, or other disposition thereof.

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          (b) Optionee acknowledges that the Company may issue Shares upon the exercise of this Option without registering such Shares under the Securities Act on the basis of certain available exemptions from such registration requirement. Accordingly, Optionee agrees that his or her exercise of the Option may be expressly conditioned upon his or her delivery to the Company of an investment certificate including such representations and undertakings as the Company may reasonably require in order to assure the availability of such exemptions, including a representation that Optionee is acquiring the Shares for investment purposes and not with a present intention of selling or otherwise disposing thereof and an agreement by Optionee that the stock certificate evidencing the Shares may bear a legend indicating that the Shares are not registered under the Securities Act and the resulting restrictions on transfer. Optionee acknowledges that, because Shares received upon exercise of an Option may be unregistered, Optionee may be required to hold the Shares indefinitely unless it is subsequently registered for resale under the Securities Act or an exemption from such registration is available.
          (c) Optionee acknowledges receipt of this Option and a copy of the Plan and understands that all rights and liabilities connected with this Option are set forth in this Option and the Plan.
     6. No Rights as Employee. Nothing in this Agreement shall affect in any manner whatsoever the rights of the Company to terminate Optionee’s employment for any reason, with or without cause, subject to any employment agreement to which Optionee may be a party.
     7. Miscellaneous Provisions.
          (a) Purchaser Undertaking. Optionee hereby agrees to take whatever additional action and execute whatever additional documents the Company may in its judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on either the Optionee or the Shares pursuant to the express provisions of this Option or the Plan.
          (b) Assignment. Except as specifically set forth herein or in the Plan, Optionee may not assign or transfer his or her interest in this Option.
          (c) Entire Contract. This Option and the Plan constitute the entire agreement, understanding and contract between the parties hereto with regard to the subject matter hereof.
          (d) Governing Law. This Option shall be governed by, and construed in accordance with, the laws of the State of California, as such laws are applied to contracts entered into and performed in such state.
          (e) Counterparts. This Option may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
          (f) Successors and Assigns. The provisions of this Option shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee and Optionee’s legal representatives, heirs, legatees, distributees, assigns and transferees by operation

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of law, whether or not any such person shall have become a party to this Option and have agreed in writing to join herein and be bound by the terms and conditions hereof.
          (g) Amendment. The provisions of this Agreement may be waived, altered, amended, or discharged, in whole or in part, only by a written consent of all parties to this Agreement.
          (h) Severability. In the event that any provision of this Agreement is held to be invalid, void or unenforceable, that provision shall be modified, if possible, to make it enforceable consistent with the intent of the parties and the other provisions hereof shall remain in full force and effect, provided that such modification does not substantially affect the purposes of this Agreement and the intent of the parties hereto.
     The Company and Optionee have executed this Agreement as of the date set forth in the first paragraph.

COMPANY:

RELIANCE STEEL & ALUMINUM CO.

By:
Its:

OPTIONEE:

[Name]

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